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                                                                    EXHIBIT 99.1

               [maxinternet(TM) COMMUNICATIONS, INC. LETTERHEAD]


MAX INTERNET COMMUNICATIONS MAKES BOARD OF DIRECTOR CHANGES


October 17, 2000 /PRNewswire/ Dallas, TX - MAX Internet Communications (NASDAQ:MXIP) announced today changes made to the Board of Directors to further reflect the new directive of the company. Lawrence Biggs and Don McLellan, CEO and President, respectively, have resigned as Directors but will remain in their current positions at this time. Brahil Santos also resigned as Director, but has no other management position with the company.

As the newest addition to the Board, Robert F. Kuhnemund was named as Chairman to replace the retiring Dr. Hal Clark. Mr. Kuhnemund has successfully provided support to high growth companies and has been the driving force behind several turnaround/startup situations. He has executive experience in managing accounting, financial controls, risk management, business reengineering, mergers, acquisitions/divestitures, and establishment of accounting policies and procedures. Additionally, Mr. Kuhnemund has experience in the areas of financial reporting (notably SEC and stockholder).

At both First Data Corporation and Manufacturers Hanover, he played a critical role in the reorganization and/or reengineering of business units with significant success in the areas of profitability and product enhancement. At MoneyGram Payment Systems, Inc., Mr Kuhnemund provided the financial basis for a turn around and IPO when First Data was required by regulators to divest MoneyGram. His primary role as VP and Treasurer was to launch new products and reduce operating expenses to provide a sound financial platform for the sale and growth of the company.

Dr. Clark expressed his support of the new changes to the Board "I am very pleased to have served on the Board at MAX both as a Director and as Chairman. I am a firm believer in the MAX Internet technology and feel that the changes within the Company will provide new opportunities for the future. As a shareholder, I have a vested interest in the Company and will continue to assist in its future success in any way that I can."

In acceptance of his new position with the Company, Mr. Kuhnemund stated "I look forward to serving as Chairman to the Board of Directors of MAX Internet Communications and in the immediate term will be actively and directly involved with the Company. I believe that the basic business proposition of the Company is highly viable. Although significant change needs to take place, I welcome the opportunity to play a critical role in the process."

MAX Internet Communications Inc., headquartered in Dallas, Texas, is revolutionizing video communication technology via the Internet utilizing a 72-bit technology to provide the highest quality full motion video in the industry. The products created at MAX Internet Communications enable PCs and Information Appliances to become the total video communications solution for business, education and entertainment needs. As Internet usage explodes, households and businesses alike are taking advantage of the convergence of widening bandwidth, broadband services, and multimedia communications. For more information about MAX Internet Communications, visit the company's Web site at http://www.maxic.com.